 Unassociated Document
EXECUTIVE EMPLOYMENT AGREEMENT

Project Managment Engineer

This EXECUTIVE EMPLOYMENT AGREEMENT ("Agreement") made and entered into this 11 day of July 2017, by and between Arc287BC, a New Jersey corporation with principal offices located at 232 Union Boulevard, Totowa NJ 07512 ("Arc287bc" or "Company"); and Gabor Nagy, an individual located at 67 Jefferson Street, Belleville, NJ 07109 ("Nagy"). ARC28BC and Nagy shall be referred to individually as a "Party" and collectively as the "Parties."

WHEREAS, ARC287BC is a New Jersey corporation, in the business of bicycles or other products.

WHEREAS, Nagy is an individual with the experience and skills needed to administer and manage the programming, control and execution of the product manufacturing process.

WHEREAS, the board of directors of ARC287BC has determined and resolved that it is in the best interest of the Company to retain the services of Nagy as Senior Project Engineer with all the requisite rights, duties and obligations of those position;

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

1.0	Duties & Responsibilities

1.1
Duties of Engineer. ARC287BC will employ Nagy as its Senior Project Engineer (from now referred to as Engineer) during the Term of this Agreement. Nagy shall perform his duties and responsibilities as Engineer within the framework of the vision, mission, and core values of ARC 287BC, as well as the Articles of incorporation and Bylaws, of ARC287BC. In such capacity, Nagy shall exercise general supervisory responsibility and management over his responsibilities in ARC 287BC and shall perform such other duties commensurate with his position as may reasonably be assigned to him from time to time by ARC287BC Board of Directors. As part of his duties, Nagy shall also attend those educational, academic or philanthropic conferences related to ARC 287BC that the CEO or the Board of Directors determine are beneficial and appropriate. Nagy shall be responsible for the consecution of new partners in the Countries designated to him and make the negotiations fair and with a perfect environment that help the company to accomplish its growing plans. Nagy shall also have the right to participate in the decision-making process on behalf of ARC287BC consistent with its goals, missions, and the confines of ARC budget. Without limiting the foregoing, Nagy duties include but are not limited to:

1.1.1	Communicating the vision, mission and core values of ARC287BC to the potential partners, to the community, to contributors, to governmental entities and to the public at large;

1.1.2	Acting as a positive force in the community consistent with the vision, mission and core values of ARC287BC;

1.1.3	Working with the CEO to establish ARC287BC Board of Directors' meeting agendas;

1.1.4	Providing advice and counsel to ARC287BC Board of Directors and its Committees

1.1.5	Orienting and training the new sales force;

1.2
Conflicts of Interest. Nagy shall avoid conflicts, potential or real, between his own personal and financial interests and that of ARC 287BC, and shall comply with ARC 287BC conflict of interest policy as adopted and revised by the Board of Directors from time to time. In general, Nagy shall be free to engage in independent consulting relationship and pursue personal business activities unrelated to his duties at ARC287BC to the extent consistent with the conflict of interest policy and with the approval of the Board

2.0	Consideration. In Consideration for Nagy's agreement to perform his duties as CEO in accordance with Article 1 of this Agreement, ARC287BC agrees as follows:

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2.1	Common Stock. ARC287BC agrees to issue to Nagy NO shares of common stock in the Company (the Stock). ARC287BC shall issue NO Stock certificates concurrent with the execution of this agreement;

2.2
Salary. ARC287BC agrees to pay to Nagy a salary in the amount of $ 150,000.00 per year until such time as the Board of Directors determines future compensation based on Nagy' performance or other merit-based criteria.

3.0
Term of Employment. Nagy' Term of Employment pursuant to this Agreement shall commence upon execution of this Agreement and shall continue for a period of 1 (one) year therefrom. Thereafter, the Term of Employment shall automatically renew for successive periods of one (1) year each.

3.1
Termination for Cause. The Board of Directors may only terminate Nagy' employment with the Company for cause. In the event Nagy is terminated for Cause, the Company shall have no obligation, except as otherwise required by law, to (a) pay a salary to Nagy in accordance with the provisions of Section 2.2, except for the Nagy' then applicable salary accrued through the date of such termination; and (b) provide any further benefits for the period following Nagy' termination for cause. "Cause" shall be defined as:

3.1.1	Any act or omission that constitutes a material breach by Nagy of any of his obligations under this Agreement;

3.1.2	The willful and continued failure or refusal of Nagy to satisfactorily perform the duties reasonably required of him as an employee of the Company;

3.1.3
Nagy' conviction of, or plea of nolo contendere to any felony or any crime involving dishonesty or moral turpitude or any other crime that could reflect negatively upon the Company or otherwise impair or impede its operations;

3.1.4
Nagy' engaging in any misconduct, negligence, act of dishonesty (including, without limitation, theft or embezzlement), or any activity that could result in any violation of federal securities laws, in each case, that is injurious to the Company or any of its Affiliates;

3.1.5	Nagy' material breach of a written policy of the Company or the rules of any governmental or regulatory body applicable to the Company;

3.1.6	Nagy' refusal to follow the directions of the Board, unless such directions are, in the reasonable written opinion of legal counsel, illegal or in violation of applicable law;

3.1.7	Any other willful misconduct by Nagy that is materially injurious to the financial condition or business reputation of the Company or any of its Affiliates; or

3.1.8	Nagy' breach of his obligations under Section 1.1 of this Agreement.

3.2
Resignation by Nagy. Nagy may resign his employment with the Company upon 60 - (sixty) month written notice to the Board, and his date of resignation shall be considered the date on which he is no longer employed, not the date on which he gives written notice. Nagy shall only be entitled to receive: (a) his salary and bonuses in accordance with Section 2.2 that has accrued up to the date of resignation; and (b) any and all benefits accrued up to the date of resignation. Nagy shall have no further rights under this Agreement or otherwise be entitled to receive any other compensation or benefits after the date of resignation.

3.3
Termination without Cause. In the event that the Company terminates Nagy' employment without Cause, as defined in Section 3.1, Nagy shall be entitled to receive: (a) his salary and bonuses in accordance with Section 2.2 for a period of 10 (ten) years following the date of the termination without Cause; and (b) any and all benefits for which he is entitled for a period of 5 (five) years following the date of the termination without Cause. Nagy shall have no further rights under this Agreement or otherwise be entitled to receive any other compensation or benefits after such termination.

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3.4
Constructive Termination. In the event that Nagy is constructively terminated, Nagy shall be entitled to receive: (a) his salary and bonuses in accordance with Section 2.2 for a period of 5 (five) years following the date of the termination without Cause; and (b) any and all benefits for which he is entitled for a period of 5 (five) years following the date of the termination without Cause. Nagy shall have no further rights under this Agreement or otherwise be entitled to receive any other compensation or benefits after such termination

3.5
Termination by Mutual Agreement. In the event that the Parties mutually agree to terminate the employment of Nagy, regardless of the reason or reasons, Nagy shall be entitled to receive: (a) his salary and bonuses in accordance with Section 2.2 for a period of 3 (three) years following the date of the termination by mutual agreement; and (b) any and all benefits for which he is entitled for a period of 3 (three) years following the date of the termination by mutual agreement. Nagy shall have no further rights under this Agreement or otherwise be entitled to receive any other compensation or benefits after such termination.

3.6
Disability. In the event that Nagy is forced to resign due to disability, regardless of cause unless as a result of an intentional self-inflicted injury, Nagy shall be entitled to receive: (a) his salary and bonuses in accordance with Section 2.2 for a period of 3 (three) years following the date of the termination due to disability; and (c) any and all benefits for a period of 3 (three) years following the date of the termination due to disability. Nagy shall have no further rights under this Agreement or otherwise be entitled to receive any other compensation or benefits after such termination.

3.6.1
Self-Inflicted Disability. If such disability is as a result of any intentional self-inflicted injury, such termination shall be considered a resignation as of the date of the disability, and Nagy shall only be entitled to the benefits provided as a result of resignation in accordance with Section 3.2.

3.7
Death. In the event of the death of Nagy, for any reason other than suicide, Nagy' next of kin shall be entitled to receive: (a) his salary and bonuses in accordance with Section 2.2 for a period of 3 (three) years following the date of his death; and (b) any and all benefits for a period of 3 (three) years following the date of his death.

3.7.1
Suicide. In the event that Nagy' death is a result of suicide, such death shall be considered a resignation as of the date of death, and Nagy' next of kin shall only be entitled to the benefits provided as a result of resignation in accordance with Section 3.2

3.8
Next of Kin. Nagy shall designate his next of kin at any time during his employment with the Company, or in the alternative, designate a trust or other entity to receive his salary and benefits in the event of his death.

4.0	Confidentiality.

4.1
Confidential Information. During the performance of their duties and obligations under this Agreement, the Parties will become privileged to certain information that is classified as "Confidential Information," including, but not limited to the terms and conditions of this Agreement; personal information regarding the Parties; and any other information that the Parties shall deem to be Confidential Information. Any Party may deem any information as Confidential Information and do not require approval or authorization from the other Party for the information to be deemed Confidential Information. Confidential Information shall not include the following:

4.1.1	Information that is or becomes publicly available other than as a result of a violation of this Agreement; or

4.1.2
Information that is or becomes available on a non-confidential basis from a source that Party is not aware to be prohibited from disclosing such information pursuant to a legal, contractual or fiduciary obligation; or

4.1.3	Information that the Party can demonstrate was legally in the possession of a third party prior to disclosure by Party to that third party.

4.2
Non-Disclosure of Confidential Information. Except as may be required by law, the Parties shall not disclose any Confidential Information to any third party without the express, written consent of the other Party. Each Party shall require all its owners, directors, managers, employees, key personnel, agents, representatives, affiliates, consultants, advisors, attorneys, accountants, contractors, and any other individual affiliated with that Party to be bound by the provisions of this Article.

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4.3
Exemptions. Either Party may disclose the terms of this Agreement to its outside auditors, accountants, and attorneys, only to the extent necessary to permit the performance of the necessary or required tax, accounting, financial, legal, or tasks and services.

4.4
Remedies. Should any Party disclose any Confidential Information, the other Party shall be entitled to injunctive relief preventing further disclosure of Confidential Information, in addition to any other remedies, monetary or otherwise, available hereunder, whether at law or in equity. Any Party who sustains any damages, as the result of the other Party's unauthorized disclosure of the Confidential Information shall be entitled to recover its costs and fees, including reasonable attorneys' fees incurred in obtaining any such relief; and, in the event of litigation as a result of damages resulting from the unauthorized disclosure of Confidential Information, the prevailing party shall be entitled to recover its court costs, expert fees, reasonable attorney's fees and expenses.

5.0	General Considerations

5.1
Authority to Enter into this Agreement. It is acknowledged that the Parties hereto confirm that they have the authority to enter into this Agreement and none are bound by any previous agreement that adversely affects this agreement.

5.2	Additional Documentation. The Parties agree to provide any additional documents, and execute as required by this Agreement to continue its full effect and performance.

5.3
Limitations. The Parties hereto agree that nothing herein shall be construed as involving any Party in the business of the other and that this Agreement is limited solely for the accomplishment of the business purposes outlined within this Agreement.

5.4
Assignment. Nagy reserves the right to assign his rights under paragraph 2.1 of this Agreement to any party, provided that no conflict of interest exists; however, neither party shall assign any other rights, duties or obligations under this Agreement to any third party unless prior written consent is obtained from the other party hereto.

5.5
Binding Effect. This Agreement shall be fully and completely binding upon any owner, manager, director, employee, key personnel, representative, affiliate, advisor, contractor, successor and/or assign of the Parties.

5.6
Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be considered as an original, but all of which, when taken together, shall constitute a single complete agreement. It shall not be required that any single counterpart hereof be signed by all parties, so long as each party signs any counterpart hereof.

5.7
Acceptance: All Parties hereto specifically agree to accept a signed copy of this document, delivered by e-mail, with electronic signatures, as though it were the original. All Parties shall deem the electronic signatures affixed hereto valid and fully effective hereto.

5.8
Force Majeure: No Party shall be liable for any failure to perform its obligations in connection with any action described in this Agreement, if each failure results from any acts of God, war, civil unrest or other causes beyond any Party's reasonable control, but excluding failure caused by the Party's financial negligence or failure to follow through with needed and agreed to documentation to complete the effect of this Agreement.

5.9
Binding Arbitration: In the event a dispute arises, each Party agrees, relevant to any claim, to waive their rights to litigate in a court of law or equity, or to a jury trial, but rather agree their exclusive remedy is Binding Arbitration. Each Party shall bear their own costs of arbitration, but the prevailing Party shall be entitled to reimbursement of all costs, fees, and expenses (i.e. all reasonable pre- and post-award expenses of the arbitration fees for representation, travel, and out-of-pocket expenses).

5.10
Governing Law. This Agreement shall be governed by, and construed in accordance with the laws of the State of New Jersey, without regard to its conflict of laws provisions. The Parties agree that any legal action or proceeding by or against any Party or with respect to or arising out of this Agreement may be brought in or removed to the courts of the State of New Jersey, in and for the County of Los Angeles, or of the United States of America for the District of New Jersey.

5.11
Claims and Litigation. There are no lawsuits, threats of litigation, claims, or other demands affecting or involving any Party, whether known or unknown, arising or accruing before the date of this Agreement, that may become a liability or obligation of any other Party or adversely affect the this transaction.

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5.12
Headings. The headings in this Agreement are included for convenience only and shall neither effect the construction or interpretation of any provision in this Agreement nor affect any of the rights or obligations of the parties to this Agreement.

6.0
Entire Agreement. This Agreement contains the entire agreement among the Parties and no statements, promises, or inducements made by any Party or agent of any Party that are not contained in this Agreement shall be valid or binding unless agreed upon by all Parties. This Agreement may not be enlarged, modified, or altered except in writing signed by all Parties and endorsed on this Agreement or future agreements or memorandums.

7.0
Notices. All notices or other communications shall be in writing and shall be personally delivered, or, if mailed, sent to the following relevant address or to such other address as the recipient party may have indicated to the sending party in writing:

If to ARC287BC:            ARC287BC Corporation
        232 Union Boulevard, Boulevard, Suite 200
        Totowa, NJ, 07512

If to Nagy:           Gabor Nagy
67 Jefferson Street,
Belleville, NJ 070109

Any such notice shall be deemed given as of the date as personally delivered, sent by fax or e-mail, or mailed, if mailed by certified or registered mail, return receipt requested, or sent by Fed Ex, overnight mail, or a similar service. If otherwise mailed, the notice shall be deemed given as of the earlier of the fourth business day after mailing or actual receipt.

IN WITNESS, the parties have executed this Agreement as of the day and year first written above:

ARC287BC Corporation                                                                      Wilson X. Bezerra

Date: July 11, 2017                                                                               Date: July 11, 2017

By: /s/ Wilson X. Bezerra                                                      By: /s/ Gabor Nagy
Chairman of the Board                                                                 Gabor Nagy
On behalf of                                                                          As An Individual
ARC287BC Corporation

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